UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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SUCAMPO PHARMACEUTICALS, INC.

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April 14, 2009

Dear Fellow Stockholders:

You are cordially invited to attend the Sucampo Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on May 28, 2009 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the annual meeting. Whether or not you plan to attend the meeting, please vote your shares by completing, dating, signing and returning the enclosed proxy card as described in the Proxy Statement. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Sucampo Pharmaceuticals, Inc. stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Ryuji Ueno, M.D., Ph.D., Ph.D.
Chief Executive Officer, Chief Scientific Officer and
Chair of the Board of Directors

YOUR VOTE IS IMPORTANT.
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2009

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Sucampo Pharmaceuticals, Inc. will be held on Thursday, May 28, 2009 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. At the annual meeting, stockholders will consider and vote on the following matters:

1. The election to the board of directors of Ryuji Ueno, M.D., Ph.D., Ph.D., Sachiko Kuno Ph.D., Anthony C. Celeste, Gayle R. Dolecek, P.D., Andrew J. Ferrara, Timothy I. Maudlin and John C. Wright, each for a term of one year.

2. The ratification of the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on April 1, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the annual meeting in person. In order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card, whether or not you plan to attend the annual meeting. A return envelope, which is postage pre-paid if mailed in the United States, addressed to American Stock Transfer & Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you return a proxy, you may cancel it by voting in person at the annual meeting. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. The proxy statement and annual report to stockholders are available at http://investor.proxy.sucampo.com

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Susan A. Bach
Corporate Secretary

Bethesda, Maryland
April 14, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

PROXY STATEMENT

For the 2009 Annual Meeting of Stockholders
To Be Held On May 28, 2009

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Sucampo Pharmaceuticals, Inc. for use at the 2009 Annual Meeting of Stockholders to be held on Thursday, May 28, 2009 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and of any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who signs a proxy may revoke or revise that proxy at any time before the annual meeting.

This proxy statement is being mailed on or about April 14, 2009 to stockholders of record at the close of business on April 1, 2009.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written or oral request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814; telephone: (301) 961-3400. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 also are available on our website at www.sucampo.com and the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 1, 2009 will be entitled to notice of and to vote at the annual meeting. On that date, 15,651,849 shares of our class A common stock and 26,191,050 shares of our class B common stock were issued and outstanding. Each share of class A common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Each share of class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority in voting power of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, requires the affirmative vote of the majority in voting power of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of the company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting. Brokers holding shares for clients who have not given specific voting instructions are permitted to vote in their discretion with respect to “Proposal One — Election of Directors” and “Proposal Two — Ratification of Selection of Independent Registered Public Accounting Firm.”

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our corporate secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for annual meeting materials, stockholders who share the same address will receive only one copy of the annual meeting materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the annual meeting materials at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Eligible stockholders of record receiving multiple copies of the annual meeting materials can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the annual meeting materials or you can request householding by notifying your broker, bank or other nominee.

The proxy statement, Annual Report on Form 10-K and annual report to stockholders are available at http://investor.proxy.sucampo.com

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of April 1, 2009 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our class A common stock or our class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our class A and class B common stock. Shares of our class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 1, 2009 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

The following table sets forth the number of shares of our class A and class B common stock beneficially owned by the indicated parties. Each share of our class B common stock is convertible at any time into one share of class A common stock. Each share of our class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting.

					Percentage of Shares			Percentage
	Number of Shares				Beneficially Owned			of Total
	Beneficially Owned						Class A and B	Voting
Name and Address of Beneficial Owner	Class A		Class B		Class A	Class B	Together	Power

5% stockholders:
R-Tech Ueno, Ltd.(1)	2,485,150		—		15.9%	—%	5.9%	*	%
10F, Yamato Life Insurance Building 1-1-7 Uchisaiwaicho Chiyoda-ku, Tokyo 100-0011, Japan
S&R Technology Holdings, LLC(2)	1,309,752		26,191,050		8.4	100.0	65.7	94.8
7501 Wisconsin Avenue, Suite 600 Bethesda, Maryland 20814
Ridgeway Capital Partners Limited	1,983,696	(3)	—		12.7	—	4.8	*
6th Floor, 3-12 Kioi-cho Chiyoda-ku, Tokyo 102-0094, Japan
Astellas Pharma, Inc.(4)	1,253,750		—		8.0	—	3.0	*
3-11 Nihonbashi-Honcho 2-chome Chuo-ku, Tokyo 103-8411, Japan
Tokio Marine and Nichido Fire Insurance Co., Ltd.	850,000		—		5.4	—	2.0	*
West 14th Floor, Otemachi First Square, 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004, Japan
JPMorgan Chase & Co.(5)	1,055,727		—		6.7	—	2.5	*
270 Park Avenue New York, NY 10017-2070
Executive Officers and Directors:
Ryuji Ueno, M.D., Ph.D., Ph.D.	1,556,282	(6)	26,191,050	(7)	9.9	100.0	66.2	94.9
Sachiko Kuno, Ph.D.	1,446,789	(8)	26,191,050	(7)	9.0	100.0	65.9	94.9
Gayle R. Dolecek, P.D.	176,000	(9)	—		1.1	—	*	*
Jan Smilek	3,814	(10)	—		*	—	*	*
Stanley G. Miele	30,400	(11)	—		*	—	*	*
Anthony C. Celeste	—		—		—	—	—	—
Andrew J. Ferrara	—		—		—	—	—	—
Timothy I. Maudlin	—		—		—	—	—	—
V. Sue Molina	—		—		—	—	—	—
John C. Wright	1,000	(12)	—		*	—	*	*
All executive officers and directors as a group (10 persons)	2,821,171	(13)	26,191,050	(7)	20.0	100.0	69.6	95.38

*	Represents beneficial ownership or voting power of less than one percent.

(1)	Voting and dispositive power with respect to the shares held by R-Tech Ueno, Ltd., or R-Tech, is held by its board of directors, which consists of Shuji Inoue, Yukiko Hashitera, Yukihiko Mashima, and Toshio Iwasaki. Drs. Ryuji Ueno and Sachiko Kuno, who are married to each other, directly and indirectly own a majority of the capital stock of R-Tech but do not have or share voting or dispositive power with respect to the shares of our stock held by R-Tech.

(2)	Voting and dispositive power with respect to the shares held by S&R Technology Holdings, LLC, or S&R, is shared by Drs. Ueno and Kuno.

(3)	Consists of 783,700 shares held by OPE Limited Partnership 1 and 1,199,996 shares held by OPE Limited Partnership 2. Ridgeway Capital Partners Limited is the general partner of both OPE Limited Partnership 1 and OPE Limited Partnership 2. Voting and dispositive power with respect to the shares held by each of these limited partnerships is shared by five managing members of Ridgeway Capital Partners Limited, who are Hidetoshi Mine, Kiyoyuki Katsumata, Koji Abe, Isao Nishimuta and Takumi Sakagami.

(4)	Based on a Schedule 13G filed on February 14, 2008 by Astellas Pharma Inc., it has sole voting and dispositive power with respect to 1,253,750 shares.

(5)	Based on a Schedule 13G filed on January 21, 2009 by JPMorgan Chase & Co., it has sole voting and dispositive power with respect to 1,055,727 shares.

(6)	Includes 98,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009 and 1,309,752 shares of class A common stock held by S&R. Excludes 2,485,150 shares of class A common stock held by R-Tech and 52,037 shares of class A common stock and 85,000 shares of class A common stock issuable upon the exercise of options held by Dr. Kuno, who is Dr. Ueno’s spouse. See note 1 and 2 above.

(7)	Consists of 26,191,050 shares of class B common stock held by S&R.

(8)	Includes 85,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009 and 1,309,752 shares of class A common stock held by S&R. Excludes 2,485,150 shares of class A common stock held by R-Tech and 148,530 shares of class A common stock and 98,000 shares of class A common stock issuable upon the exercise of options held by Dr. Ueno, who is Dr. Kuno’s spouse. See notes 1 and 2 above.

(9)	Consists of 176,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009.

(10)	Includes 3,750 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009.

(11)	Consists of 30,400 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009.

(12)	Consists of 1,000 shares of class A common stock held by Mr. Wright’s spouse.

(13)	Includes 393,150 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2009.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is currently authorized to have eight members and we currently have eight members, each with terms expiring at the 2009 annual meeting. One of our current directors, V. Sue Molina, is not standing for re-election at the 2009 annual meeting. Our board of directors, based on the recommendation of our nominating and corporate governance committee, nominated seven candidates for election at the 2009 annual meeting. Accordingly, we will have one vacancy on our board of directors following the 2009 annual meeting. Our nominating and corporate governance committee intends to seek a qualified candidate to fill the vacancy on our board of directors following the 2009 annual meeting.

At the 2009 annual meeting, stockholders will have an opportunity to vote for the seven nominees for director listed below. The persons named in the enclosed proxy card will vote to elect these seven nominees as directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the director nominees.

Director Nominees

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information about each such director, including his or her age, all positions and offices he or she holds with us, his or her length of service as a director, his or her principal occupation and employment for the past five years and the names of other publicly held companies of which he or she serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of April 1, 2009, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer, except Dr. Ryuji Ueno and Dr. Sachiko Kuno who are married to each other. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Ryuji Ueno, M.D., Ph.D., Ph.D., age 55.  Dr. Ueno, who became a director in 1996, is a founder of our company and has been our chief executive officer since September 2006 and our chief scientific officer since August 2004. Dr. Ueno also became the chairman of our board of directors effective June 1, 2007 following the resignation of Dr. Kuno from that position. Dr. Ueno served as chairman of our board of directors from December 2000 to September 2006. He also served as chief operating officer from December 1996 to November 2000 and again from March 2006 to September 2006 and as chief executive officer from December 2000 to September 2003. Dr. Ueno co-founded R-Tech Ueno, Ltd., or R-Tech, in September 1989 and served as its President from 1989 to March 2003. Dr. Ueno also, together with Dr. Kuno, co-founded Sucampo AG in November 1997 and has served as its chairman of the board or vice chairman of the board since its inception. Dr. Ueno received his M.D. and a Ph.D. in medical chemistry from Keio University in Japan, and he received a Ph.D. in Pharmacology from Osaka University. Dr. Ueno, together with Dr. Kuno, directly and indirectly owns all of the capital stock of Sucampo AG, a Swiss company with which we have significant contractual relationships described under the caption “Related Party Transactions”. Dr. Ueno, together with Dr. Kuno, also directly and indirectly owns a majority of the capital stock of R-Tech, a Japanese company with which we have significant contractual relationships described under the caption “Related Party Transactions”.

Sachiko Kuno, Ph.D., age 54.  Dr. Kuno is a co-founder of our company and previously served as our chief executive officer from 1996 until November 2000 and from June 2004 until September 2006. She also served as a member of the board of directors until May 2007. Since then, Dr. Kuno has served as our international business advisor. She was reappointed to our board of directors in December 2008. In November 1997, Dr. Kuno, together with Dr. Ueno, co-founded Sucampo AG and has been a director of Sucampo AG since its inception. Dr. Kuno received her Bachelor’s degree in Biochemistry and her Master’s degree and Ph.D. in Industrial Biochemistry from Kyoto University. She continued her research at the Technical University of Munich. Dr. Kuno, together with Dr. Ueno, directly and indirectly owns all of the capital stock of Sucampo AG and a majority of the capital stock of R-Tech.

Anthony C. Celeste, age 70.  Mr. Celeste became a director in October 2007. Mr. Celeste has served as senior vice president of regulatory affairs for Kendle International, Inc., an international clinical research organization, since 2001. Prior to that, he served as the president and chief executive officer of AAC Consulting Group, Inc., an independent FDA consulting firm, from 1986 until its acquisition by Kendle International in February 2001. Prior to joining AAC Consulting in 1985, Mr. Celeste served for 25 years with the U.S. Food and Drug Administration, most recently as director of the Office of Regional Operations. Mr. Celeste holds a B.S. in chemistry from Fordham University.

Timothy I. Maudlin, age 58.  Mr. Maudlin became a director in September 2006. From 1989 through 2007, Mr. Maudlin was a managing partner of Medical Innovation Partners, a venture capital firm. Mr. Maudlin is a director of Web.Com, a web services company. Mr. Maudlin served on the board of directors of Curative Health Services, Inc., a biopharmaceutical company, from 1984 until May 2006. Mr. Maudlin holds a B.A. from St. Olaf College and an M.M. from the Kellogg School of Management at Northwestern University.

John C. Wright, age 61.  Mr. Wright became a director in February 2008 and is a retired partner of Ernst & Young LLP. He was with Ernst & Young LLP from 1971 until 2000, most recently as an audit partner focusing on the technology sector. He was the executive vice president and chief financial officer of Quadramed Corporation, a software company, from July 2003 to September 2005. Mr. Wright also serves on the board of directors of Watson Wyatt Worldwide, a global provider of human capital consulting services. Mr. Wright holds a B.S. in accounting from the University of North Carolina.

Andrew J. Ferrara, age 69.  Mr. Ferrara became a director in July 2008. In 1993, Mr. Ferrara founded Boston Healthcare Associates, Inc., a healthcare consulting company, and he has served as its chief executive and chairman since that time. Mr. Ferrara currently serves on the board of trustees of Franklin Pierce Law Center and is a member of the corporation of the Woods Hole Oceanographic Institute, a nonprofit ocean research, engineering and education organization. In addition, Mr. Ferrara serves as a dean professor at the University of the Sciences, Mayes College of Healthcare Business and Policy.

Gayle R. Dolecek, P.D., age 66.  Dr. Dolecek became a director in August 2008. Dr. Dolecek has been our senior vice president of research and development since May 2006. From August 1995 to April 2006, he was a senior consultant at AAC Consulting Group, Inc., a provider of regulatory consulting services to the pharmaceutical industry. Prior to 1995, Dr. Dolecek was an officer with the U.S. Public Health Service where he served in pharmacy and health service related positions. He completed his career with the government in the Food and Drug Administration as director of Compendial Operations in the Center for Drug Evaluation and Research. Dr. Dolecek received his B.S./P.D. in Pharmacy from the University of Maryland and a M.P.H. in Health Services and Planning from the University of Hawaii.

Executive Officers

Our executive officers and their respective ages as of April 1, 2009 are as follows:

Name	Age	Position

Ryuji Ueno, M.D., Ph.D., Ph.D.	55	Chief Executive Officer, Chief Scientific Officer and Chairman of the Board of Directors
Jan Smilek	42	Chief Financial Officer
Gayle R. Dolecek, P.D.	66	Senior Vice President of Research and Development
Stanley G. Miele	45	Senior Vice President of Sales and Marketing

Ryuji Ueno, M.D., Ph.D., Ph.D.  For more information about Dr. Ueno, see “Proposal One — Election of Directors — Director Nominees.”

Jan Smilek, age 42.  Mr. Smilek joined us in February 2008 as vice president of finance and corporate controller. He was subsequently promoted to acting chief financial officer in August 2008 and chief financial officer in December 2008. Prior to joining our company, he was the senior director of finance at Vanda Pharmaceuticals, Inc., a biotechnology company, beginning in January 2006. Before that, he was senior director of financial reporting, analysis and general accounting at McGraw-Hill Companies, a global media and publishing company, from January 2005 to January 2006. He also worked at PricewaterhouseCoopers LLP for 13 years beginning in 1991 in Prague, Miami and Washington, D.C. Mr. Smilek is a Certified Public Accountant in the United States and received his Executive Masters of Business Administration at Georgetown University.

Gayle R. Dolecek.  For more information about Dr. Dolecek, see “Proposal One — Election of Directors — Director Nominees.”

Stanley G. Miele, age 45.  Mr. Miele has been our senior vice president since October 2008. Prior to that, he was our vice president of sales and national director of sales beginning in February 2006. From October 2005 until he joined Sucampo, Mr. Miele was a sales director at Abbott Point of Care, a subsidiary of Abbott Laboratories, a global pharmaceutical company. From January 2003 to October 2005, Mr. Miele held a series of positions at Millennium Pharmaceuticals (and COR Therapeutics prior to its acquisition by Millennium) including national sales director of cardiology. Mr. Miele received a B.A. in Management and Communications from the University of Dayton.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS,
BOARD STRUCTURE AND COMMITTEE COMPOSITION

General

Our board of directors believes that good corporate governance is important to ensure that Sucampo is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.sucampo.com under “For Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Sucampo and our stockholders. These guidelines, which outline a framework for the conduct of the board’s business, provide that:

•	the board of directors’ principal responsibility is to protect the interest of our shareholders and oversee the management of Sucampo;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary, independent advisors;

•	the nominating and corporate governance committee will conduct an annual evaluation of the board of directors and its committees to determine whether they are functioning effectively; and

•	the nominating and corporate governance committee will oversee an annual evaluation of executive succession plans.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that each of the current non-employee directors of our company (Messrs. Celeste, Ferrara, Maudlin and Wright and Ms. Molina), who collectively constitute a majority of the board of directors, and each of the persons nominated to become non-employee directors (Messrs. Celeste, Ferrara, Maudlin and Wright), who collectively would, upon election, constitute a majority of the board of directors, is an independent director as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and that none of these directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Attendance

Our board of directors met nine times during the year ended December 31, 2008, either in person or by teleconference. During 2008, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which he or she has been a director and the number of meetings held by all committees on which he or she then served.

Lead Director

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because

Dr. Ueno, the chairman of our board of directors, is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Anthony C. Celeste as the lead director. As lead director, Mr. Celeste serves as the presiding director at all executive sessions of our non-management or independent directors, determines the need for special meetings of the board of directors and consults with Dr. Ueno on matters relating to corporate governance and board performance.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.sucampo.com under “For Investors — Corporate Governance.” Each committee is composed solely of members who are independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and will satisfy the other requirements for committee composition imposed by NASDAQ and the SEC. In addition, the board of directors may from time to time establish one or more other committees with such responsibilities as may be delegated to them by the board.

Audit Committee

Our audit committee has consisted of John C. Wright, V. Sue Molina and Timothy I. Maudlin, with Mr. Wright serving as the chairman of the committee. In light of the decision of Ms. Molina not to stand for re-election at the 2009 annual meeting, the board recently reconstituted the audit committee to consist of Mr. Wright, who continues to serve as the chairman, Mr. Maudlin and Andrew J. Ferrara.

Our audit committee assists our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our audit committee’s responsibilities, as set forth in the written charter adopted by our board of directors, include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures;

•	evaluating from time to time the necessity of adopting a formal internal audit function and overseeing that function, if adopted;

•	reviewing and approving all related party transactions on an ongoing basis;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our board has determined that each member of the audit committee qualifies as an independent director under the applicable NASDAQ rules and the applicable rules and regulations of the SEC. Our board has also determined that each member of the audit committee is “financially literate” under the applicable NASDAQ rules and that Mr. Wright qualifies as an “audit committee financial expert” under SEC rules by virtue of the experience described above. The audit committee met 15 times in 2008.

Compensation Committee

Our compensation committee has consisted of Andrew J. Ferrara, V. Sue Molina and John C. Wright, with Ms. Molina serving as the chairperson of the committee. In light of the decision of Ms. Molina not to stand for re-election at the 2009 annual meeting, the board has recently reconstituted the compensation committee to consist of Mr. Ferrara, who became the chairman, Mr. Wright and Anthony C. Celeste.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our compensation committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity compensation plans;

•	overseeing the evaluation of the performance of our senior executives;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.

Our board has determined that each member of our compensation committee qualifies as an independent director under the applicable NASDAQ rules. The compensation committee met six times in 2008.

Nominating and Corporate Governance Committee

Our nominating and corporate governance has committee consisted of Anthony C. Celeste, Timothy I. Maudlin and Andrew J. Ferrara, with Mr. Celeste serving as the chairman of the committee. In connection with the recent reconstitution by the board of directors of its committees, Mr. Maudlin became the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors and to be appointed to each of the board of directors’ committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing a periodic self-evaluation of our board of directors.

Our board has determined that each member of our nominating and corporate governance committee qualifies as an independent director under the applicable NASDAQ rules. The nominating and corporate governance committee met four times in 2008.

Executive and Director Compensation Process

Our compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and our director of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than our chief executive officer, and present these recommendations to our compensation committee for approval. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines and approves the compensation of the chief executive officer based on this evaluation.

Our board of directors has delegated to our chief executive officer the authority to grant stock options to employees under our 2006 Stock Incentive Plan. This authority is limited insofar as our chief executive officer is not authorized to grant options to himself or to any other director or executive officer. In addition, in any one calendar year, the chief executive officer is not authorized to grant options with respect to more than 100,000 shares of class A common stock or to grant to any person options with respect to more than 10,000 shares of class A common stock.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist the committee in executing its responsibilities. No outside compensation consultants were retained in 2008. More information about the process followed and decisions made by our compensation committee regarding executive compensation are included under the heading “Compensation Discussion and Analysis.”

Our board of directors as a whole determines the compensation to be paid to our board members.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of any class of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The lead director or, if there is no lead director, the chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Audit Committee Report

Among other responsibilities of the audit committee, as stated in its charter, the audit committee evaluates the independent registered public accounting firm’s performance, manages relations with our independent registered public accountants and evaluates policies and procedures relating to internal control systems. The members’ functions are not intended to duplicate or to certify the activities of management and the independent public accountants. The audit committee serves as a board level oversight role in which it provides advice, counsel and direction to management and the independent public accountants on the basis of the information it receives, discussions with management and the independent public accountants, and its experience in business, financial and accounting matters.

The audit committee has reviewed our audited financial statements for the year ended December 31, 2008 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm as applicable requirements of the PCAOB regarding the Independent accountant’s communication with the audit committee concerning independence. We have discussed with our independent registered public accounting firm their independence from our company and its management.

In addition to the matters specified above, the audit committee discussed with our independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The audit committee met with our independent registered public accounting firm periodically, with and without management present, to discuss the results of their examinations, the overall quality of the company’s financial reporting and their reviews of the quarterly financial statements and draft of the quarterly and annual reports.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors of
Sucampo Pharmaceuticals, Inc.

John C. Wright, Chair
Timothy I. Maudlin
V. Sue Molina

RELATED PARTY TRANSACTIONS

Sucampo AG License Agreements

Pursuant to our license agreements with Sucampo AG, we have made a number of payments to Sucampo AG since the beginning of 2007. Sucampo AG is wholly owned by Dr. Ueno, a significant stockholder of our company and our chairman of the board, chief executive officer and chief scientific officer, and Dr. Kuno, who is married to Dr. Ueno and is a significant stockholder of our company and one of our directors.

As required by our license agreements, we were obligated to make the following payments to Sucampo AG during the year ended December 31, 2008:

•	$6.1 million in product royalties, reflecting 3.2% of AMITIZA net sales by our sublicensee, Takeda Pharmaceutical Company Limited, or Takeda;

•	$2.5 million, reflecting 5% of a $50.0 million development milestone payment that we received from Takeda in May 2008 as a result of the approval by the FDA of our supplemental NDA for AMITIZA for the treatment of irritable bowel syndrome with constipation; and

•	a $1.0 million milestone royalty payment as a result of our Marketing Authorization Application filed in the United Kingdom in February 2008.

Subsequent to the year ended December 31, 2008, in March 2009, we made a payment of $500,000 to Sucampo AG, reflecting 5% of the $10.0 million upfront payment we received from Abbott Japan Co. Ltd., or Abbott, pursuant to the license, commercialization and supply agreement we entered into with Abbott for AMITIZA in Japan in February 2009.

We expect to continue to make payments to Sucampo AG, pursuant to our license agreements, for 2009 and thereafter in the regular course of business.

R-Tech Ueno, Ltd.

Pursuant to our exclusive supply agreements with R-Tech, R-Tech provides us with clinical supplies of all prostones under development. During the year ended December 31, 2008, we have purchased from R-Tech approximately $2.0 million of clinical supplies under the terms of these agreements. Drs. Ueno and Kuno directly and indirectly own a majority of the capital stock of R-Tech.

In February 2009, we entered into an Exclusive Manufacturing and Supply Agreement with R-Tech under which we granted R-Tech the exclusive right to manufacture and supply lubiprostone to meet our commercial and clinical requirements in Asia, Australia and New Zealand. In consideration, R-Tech made an up-front payment of $250,000 and is obligated to make milestone payments of $500,000 upon regulatory approval of lubiprostone in Japan and $250,000 upon the commercial launch in Japan.

We expect to continue to make payments to R-Tech, pursuant to our exclusive manufacturing and supply agreements, for 2009 and thereafter in the regular course of business.

In February 2009, we entered into a Technology Assignment and License Agreement with R-Tech and Sucampo AG, under which the parties agreed that R-Tech and Sucampo AG would share joint ownership of eight U.S. patents and patent applications, and several related international patents and patent applications, which had previously been filed by R-Tech. These patents relate to specific prostone compounds and formulations and to methods for producing prostone compounds. The parties also agreed that R-Tech and Sucampo AG would share joint ownership of know-how and other inventions previously created by R-Tech relating to prostones. R-Tech and Sucampo AG cross-licensed to each other, on a worldwide, royalty-free, perpetual, exclusive basis, their respective rights in these patents, patent applications, know-how and other inventions. R-Tech’s right to utilize the licensed intellectual property is limited to uses in connection with research, development and commercialization of its existing prostone product, known as Rescula, and three other prostone compounds it is developing. Sucampo AG’s right to utilize the licensed intellectual property is limited to uses in connection with research, development and commercialization of all other prostone compounds. Sucampo AG’s rights under this agreement are in turn licensed to us and our operating subsidiaries under our existing patent license arrangements with Sucampo AG. None of the parties made any monetary payments to the other parties under this agreement.

Part-Time Employment Agreement with Dr. Kuno

We have an employment agreement with Dr. Kuno under which we employ her part time as an advisor for international business development and strategic planning. This agreement renews automatically each year for a period of one year unless earlier terminated by Dr. Kuno or us. This agreement provides that Dr. Kuno will work eight hours per week and is entitled to receive an annual base salary to be reviewed annually by our compensation committee and increased, but not decreased unless agreed by Dr. Kuno and us. In 2008, we paid Dr. Kuno a salary of $79,800. In March of 2009, the compensation committee of our board of directors increased Dr. Kuno’s base salary to $82,593. Dr. Kuno is also eligible for an annual bonus, targeted at 50% of her base salary, as determined by our compensation committee at its discretion based on its assessment of Dr. Kuno’s achievement of annual objectives.

For 2008, Dr. Kuno received a bonus of $31,171. As a part-time employee, Dr. Kuno is not eligible to participate in employee benefit plans.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Sucampo is a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees or holders of 5% or more of either class of our common stock, or the immediate family members of any of the foregoing, each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by our audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The primary goal of our executive compensation program has been to:

•	provide compensation levels sufficient to retain our existing executives and, when necessary, to attract new executives;

•	reward, on an annual basis, individual performance that promotes the success of our company; and

•	motivate our executives to achieve the critical financial, product and development milestones set by management and the board of directors.

Role of Executive Officers in the Compensation Decisions

The compensation committee makes all compensation decisions regarding the compensation of our executive officers. The chief executive officer reviews the performance of our executive officers and makes recommendations to the compensation committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the chief executive officer, the committee in its sole discretion determines the amount of any adjustments or awards.

Compensation Benchmarking

In 2007 we engaged Towers Perrin, a global firm specializing in human capital and risk management, to assist us in an overall evaluation of our executive compensation program in 2007, including compensation benchmarking. We and Towers Perrin, sought companies in our industry with similar revenue and market capitalization, employee size, research and development expense levels and life cycle stage. The peer group consisted of Progenics Pharmaceuticals, Inc., Indevus Pharmaceuticals, Inc., CollaGenex Pharmaceuticals, Inc., Salix Pharmaceuticals, Ltd., Savient Pharmaceuticals, Inc., GenVec, Inc., Idenix Pharmaceuticals, Inc., Intermune, Inc., United Therapeutics Corporation, ViroPharma Inc., Digene Corporation and Critical Therapeutics, Inc. Towers Perrin then reviewed proxy data regarding executive compensation of the comparable companies and subsequently made recommendations to the compensation committee regarding executive compensation. In addition to considering the compensation benchmarks from peer companies through the Towers Perrin study, we also considered the executive compensation data provided in the 2007 Radford Life Sciences Survey. We also compared recommendations from Towers Perrin with the Radford survey data and because they were so similar, averages of the data regarding total cash compensation were prepared by our director of human resources and presented to the compensation committee for their consideration. The executive compensation benchmark levels approved in 2007 served as the basis of our executive compensation program in 2007, which in turn served as the baseline for our 2008 executive compensation program.

The Elements of Our Executive Compensation Program

The key elements of our 2008 executive compensation program were:

•	cash compensation in the form of salary;

•	eligibility for an annual incentive cash bonus;

•	eligibility for equity incentives in the form of stock options; and

•	employment benefits, such as 401(k) plan matching payments and health and life insurance.

We believe that each of these elements, and all the elements together, must be competitive in order to meet our primary goal of retaining our executives and, when necessary, attracting new executives. Potential employees and existing employees will compare the overall compensation package available at our company to the overall compensation packages offered by other potential employers as they decide whether to join us in the first place and whether to stay with us after they do join. Accordingly, we have attempted to maintain our overall compensation packages at levels sufficient to retain our current executives and attract new ones.

Our executive compensation program incorporates elements of incentive compensation rewards for both short-term and long-term contributions. Short-term incentive compensation has historically taken the form of eligibility for annual cash bonus payments. Long-term incentives have historically taken the form of eligibility for stock option grants, which are designed to reward executives for, and align their financial interests with, the longer term success of our company as reflected in appreciation of our stock value. In 2008, a limited number of stock option grants were awarded, mostly to key new hires.

We have not adopted any formal or informal policy for allocating compensation between long-term and short term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. We view each of the elements of our compensation program as related but distinct. Our decisions about each individual element do not necessarily affect the decisions we make about other elements. For example, we do not believe that significant compensation derived from one element of compensation, such as equity awards, should necessarily negate or reduce compensation from other elements.

Under the direction of the compensation committee, our company has entered into employment agreements with each of its executive officers. These agreements all had an initial term of one year, with a provision for successive one-year renewals unless either party gives notice to the other that the agreement will not be renewed.

2008 Base Salary Levels

In the second half of 2007, the compensation committee assessed the base salary levels of all our employees, including our senior executives, in relation to the compensation study completed by Towers Perrin and additional information provided by our director of human resources. The compensation committee then approved a formal salary structure for all positions across our company. Each position within our company was benchmarked against the most analogous position at comparable companies, taking into account the level and breadth of responsibility inherent in the position. Each position was then assigned to one of several salary grade levels and, based on benchmarking against the comparable companies, each level was assigned a minimum, midpoint, and maximum base salary amount and a target bonus as a percentage of base salary. In general, the compensation committee targeted the midpoint of each salary grade level at the median level for similar positions in the peer group companies, although an individual’s compensation also reflects such factors as his or her role and responsibilities, experience, expertise, performance and length of service with our company.

The compensation committee reviewed the base salaries of the executive officers again in February 2008, after the committee reviewed company and individual performance for 2007, and our chief executive officer, Dr. Ueno, made recommendations to the compensation committee for salary increases. The compensation committee reviewed the chief executive officer’s recommendations for these salary increases and approved them in February 2008 and they became effective in March 2008. The overall average base salary increase for the named executive officers other than Dr. Ueno was 5%, with a maximum increase of 6% and a minimum of 4%. Dr. Ueno’s base salary was increased from $500,000 to $540,000.

The annual increases reflected the consideration of our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, market and competitive salary information and other factors deemed relevant by the compensation committee.

In addition to the annual increases, Dr. Ueno recommended, and the compensation committee approved, salary changes for three executives during 2008 reflecting changes in their roles and responsibilities. Specifically:

•	In August 2008, Dr. Dolecek’s base salary was increased from $180,730 to $250,000. The increase was a direct result of Dr. Dolecek’s assumption of global responsibilities for the research and development function.

•	Mr. Miele was promoted to senior vice president of sales and marketing in October 2008, and his salary was increased from $186,560 to $200,000.

•	In August 2008, Mr. Smilek was named our acting chief financial officer and was given a temporary pay increase from $190,000 to $215,000 per year. In December 2008, he became our chief financial officer and the compensation committee approved the recommendation to make the pay increase permanent.

The compensation committee also annually reviews the performance of our chief executive officer in our first quarter to determine his base salary. Although Dr. Ueno’s base salary of $540,000 for 2008 continued to be higher than the median base salary for chief executive officers in the peer group companies as measured in 2007, the compensation committee considered several other factors in making this decision. Dr. Ueno continued to serve in multiple roles, not only as our chief executive officer, but also as our medical director and our chief scientific officer. The compensation committee believed that, because of the multiple roles and responsibilities assumed by Dr. Ueno, he should be compensated more highly than the median salary of other chief executive officers in similar companies.

2008 Annual Cash Incentive Bonus Program

In 2008, the annual bonus program continued to be based on the achievement of company goals and individual goals and objectives. For each executive, a bonus target was established equal to a percentage of his or her annual salary as follows:

Overall Plan for 2008

Position	Bonus Target	Bonus Weightings	Maximum Bonus Payout

Ryuji Ueno, chief executive officer	50% of salary	70% corporate performance 30% individual performance	150% of target bonus
Brad Fackler, former executive vice president	35% of salary	70% corporate performance 30% individual performance	150% of target bonus
Other executives	30% of salary	70% corporate performance 30% individual performance	150% of target bonus

As part of this process, in early 2008, the compensation committee approved four corporate goals to be used to measure whether the executives would be entitled to bonuses based on corporate performance, the weighting of each of these four goals and goal achievement levels to measure the realization of these goals. The compensation committee also assisted with the development of Dr. Ueno’s individual goals, approved them in March 2008 and determined his performance following the end of the year. The other executives developed 2008 individual goals for themselves in consultation with Dr. Ueno, who then determined their individual performance following the end of the year.

In early 2009, the compensation committee assessed our company’s performance against the 2008 corporate goals and approved an overall achievement level of 68.75%, as summarized in the table below. They also assessed the individual performance of Dr. Ueno against his 2008 goals and approved Dr. Ueno’s recommendations for the individual performance ratings for the other executives. The bonuses were paid in March 2009 following the compensation committee’s assessments and approvals.

The following tables summarize our 2008 corporate goals established by the compensation committee and the amount of bonuses actually paid in 2009 with respect to 2008 performance.

Corporate Performance Goals for 2008

			Actual Goal	Percentage Earned
	Weighting of	Actual Goal	Achievement	Based on the Goal
Goal	Goal	Achievement	Percentage	Achievement Level

1) Meet key research and development timelines	25%	Achieved two of four research and development timelines	0%	0.00%
2) Achieve approvable status for supplemental New Drug Application for Amitiza for irritable bowel syndrome with constipation	25	Received FDA approval earlier than the specified time	150	37.50
3) Prescriptions and institutional sales growth	25	Achieved goal for institutional sales growth but not for prescription growth	50	12.50
4) Meet business development targets	25.0	Achieved three of four targets	75	18.75

Total	100.0%			68.75%

2008 Incentive Bonus Payouts

Based on the achievement of our 2008 corporate performance goals and the individual performance of our executives, the compensation committee approved the following incentive compensation awards:

			Percentage of
Name	Bonus Target	Final Bonus	Bonus Target

Ryuji Ueno, M.D., Ph.D., Ph.D.	$270,000	$210,938	78.1%
Brad E. Fackler	84,084	60,644	72.1
Gayle R. Dolecek, P.D.	62,445	47,848	76.6
Jan Smilek	53,000	40,611	76.6
Stanley G. Miele	56,808	44,387	78.1

Equity Incentives

Historically, we have awarded a limited number of stock options and other equity awards. As a result, we believe the equity incentive portion of our executive compensation package is relatively small compared to other companies in our peer group. No stock options or restricted stock awards were issued in 2008 except to new hires, including Mr. Smilek. Mr. Smilek’s stock option award was negotiated with him as part of the employment process and approved by the compensation committee.

We currently do not have any equity ownership guidelines for our executive officers.

Employee Benefits

Each executive has the opportunity to participate in our 401(k) plan, which provides a 50% match on every dollar contributed by any participating employee up to 10% of his or her compensation or up to the maximum contribution allowed by law in 2008. In addition, every executive has the opportunity to select insurance coverage at the same cost as every other employee, including health and life insurance. We pay the premiums for the life insurance benefit for each executive and 70% of the premiums for the health insurance benefit. We also pay for parking at our headquarters for each of our employees and executives.

Severance and Change of Control Benefits

Pursuant to employment agreements with our named executive officers, each is entitled to specified benefits in the event of a change of control of our company or the termination of the employment of the executive under specified circumstances. We have provided estimates of the value of these severance and change of control benefits under various circumstances under “Potential Payments upon Termination or Change of Control” below.

Severance Arrangements with Our Former Chief Financial Officer

In July 2008, Ms. Mariam E. Morris, our former chief financial officer, resigned from the company. At that time, we entered into a separation agreement with her that included the following elements:

•	a one-time severance payment of $115,500, reflecting six months of her annual salary;

•	reimbursement of 70% of the premiums for continuation of health insurance under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for six months following the termination date;

•	a payment of $40,000, which reflected a negotiated portion of her bonus target for 2008; and

•	a consulting agreement, under which she received a fixed monthly fee of $3,500 to provide consulting services to our senior management on an as-requested basis from August 1, 2008 to January 31, 2009 regarding matters of corporate finance, the implementation of public company financial controls and reporting practices and financial filings.

Severance Arrangements with Our Former Executive Vice President, Commercial Operations

In October 2008, we announced the future departure of Mr. Fackler, our executive vice president of commercial operations. Mr. Fackler remained employed with Sucampo until January 2009. Mr. Fackler’s employment and separation agreement provided for the following payments in 2009 following his departure:

•	a one-time severance payment of $120,120, reflecting six months of his annual salary;

•	a payment of $60,646, which reflected his incentive bonus for 2008;

•	a reimbursement of the premiums for continuation of health insurance under COBRA for six months following the termination date; and

•	an additional payment of $12,500.

2009 Base Salary Levels

The committee reviewed the base salaries of the executive officers in March 2009, after the committee reviewed company and individual performance, and Dr. Ueno made recommendations to the compensation committee for salary increases. The new base salaries became effective in March 2008. The overall average base salary increase for the named executive officers was 2.5%, with a maximum increase of 4.5% and a minimum of 2%. Dr. Ueno’s base salary was increased from $540,000 to $553,500, or 2.5%.

The annual increases reflect the consideration of our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, market and competitive salary information and other factors deemed relevant by the committee.

Executive Compensation

Summary Compensation

The following table sets forth the total compensation earned for the years ended December 31, 2008, 2007 and 2006 by our chief executive officer, our chief financial officer, our former chief financial officer and our three other most highly compensated executive officers for the year ended December 31, 2008. We refer to these officers as our named executive officers.

Summary Compensation Table

						Non-equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	2008	536,615	—	—	66,150	210,938			813,703
Chief executive officer, chief	2007	478,846	—	4,522,884	85,860	231,625	2,2,77,456	(5)	7,596,671
scientific officer and chairman of the board of directors	2006	452,132	238,500	—	216,690	—			907,322
Mariam E. Morris	2008	161,220	40,000	—	40,100	—	140,750	(7)	382,070
Former chief financial officer(6)	2007	164,615	—	—	112,055	38,913	7,596		323,180
	2006	150,217	66,270	—	359,867	—	8,500	(7)	584,854
Brad E. Fackler	2008	242,808	—	—	171,290	60,646	11,311	(9)	486,055
Former executive vice president	2007	226,346	—	—	171,290	52,639	11,018	(9)	461,293
of commercial operations(8)	2006	214,891	76,058	—	296,373	—	15,567	(9)	602,889
Jan Smilek	2008	175,500	35,000	—	15,359	40,611	4,769	(11)	271,239
Chief financial officer(10)	2007	—	—	—	—	—	—		—
	2006	—	—	—	—	—	—		—
Stanley G. Miele	2008	206,749	—	—	75,008	44,381	9,558	(13)	335,696
Senior vice president of sales and	2007	163,062	—	—	75,008	59,741	8,818	(13)	306,629
marketing(12)	2006	126,117	20,000	—	58,180	83,607	6,457	(13)	294,361
Gayle R. Dolecek, P.D.	2008	207,750	—	—	93,523	47,848	6,992	(14)	356,112
Senior vice president of research	2007	161,250	—	—	93,523	39,492	6,840	(14)	301,105
and development	2006	85,673	31,743	—	185,233	—	1,038	(14)	303,687

(1)	The amounts shown for 2006 represent a one-time special bonus paid to all employees in connection with the FDA approval of Amitiza ($45,000 for Dr. Ueno, $11,870 for Ms. Morris and $7,125 for Mr. Fackler) and annual discretionary bonuses awarded in February 2007 for 2006 performance. In 2008, the amount for Mr. Smilek consists of a sign-on bonus and the amount for Ms. Morris consists of a negotiated bonus payment in connection with her separation from our company In 2006,the amount for Mr. Miele consists of a sign-on bonus of $20,000.

(2)	The amounts shown in this column for 2007 represent the stock portion of a special one-time stock and cash award to Dr. Ueno.

(3)	The assumptions used in valuing these options awards are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. This column reflects the amount we recorded under FAS 123(R) as stock-based compensation in our financial statements for the indicated year in connection with all options granted to the specified executive, including in prior years. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

(4)	The amounts shown in this column represent the amounts paid for cash incentive bonuses earned for the indicated year. These bonuses were paid in March of the following year, except that Mr. Miele’s bonus in 2007 and 2006 was paid quarterly.

(5)	Includes the $2,277,456 cash portion of the special one-time stock and cash award to Dr. Ueno.

(6)	On January 2, 2007, Ms. Morris became our chief accounting officer and effective January 1, 2008, she became our chief financial officer. Ms. Morris resigned as our chief financial officer effective July 31, 2008.

(7)	Includes $7,750, $7,596 and $7,500 in matching contributions under our 401(k) plan, for 2008, 2007 and 2006 respectively. In addition, in 2006, Ms. Morris was paid $1,000 in consideration of signing an employment agreement with us. Also includes, in 2008, a one-time $115,500 severance payment and $17,500 paid under a post-employment consulting agreement.

(8)	Mr. Fackler served as our executive vice president of commercial operations until January 31, 2009, when he resigned.

(9)	Includes $10,250, $9,950 and $10,000 in matching contributions under 401(k) plan and $1,061, $1,068 and $0 in company car expenses for 2008, 2007 and 2006 respectively. In addition, in 2006, Mr. Fackler was paid $4,567 in housing expenses and $1,000 in consideration of signing an employment agreement with us.

(10)	Mr. Smilek joined our company in February 2008. Effective August 1, 2008, Mr. Smilek become acting chief financial officer and became chief financial officer effective December 9, 2008.

(11)	Includes $4,769 in matching contributions under our 401(k) plan for 2008.

(12)	Effective October 10, 2008, Mr. Miele became our senior vice president of sales and marketing. The compensation disclosed above for 2006, 2007 and the portion of 2008 before he became an executive officer was paid to him in his capacity as a non-executive employee of the company.

(13)	Includes $7,750, $7,750 and $5,796 in matching contributions under our 401(k) plan, and $1,808, $1,068 and $661 in company car expenses for 2008, 2007 and 2006, respectively.

(14)	Includes $6,992, $6,840 and $1,038 in matching contributions under our 401(k) plan, for 2008, 2007 and 2006, respectively.

Information Regarding Option Grants and Other Plan-Based Awards

The following table sets forth additional information regarding the plan-based awards we granted to our named executive officers in the year ended December 31, 2008.

2008 Grants of Plan-Based Awards

					All Other
					Option
				All Other	Awards:
				Stock	Number of
				Awards:	Shares of
				Number of	Class A
		Estimated Future Payouts		Shares of	Common	Exercise	Grant Date
		Under Non-Equity Incentive		Class A	Stock	Price	Fair Value
		Plan Awards		Common	Underlying	of Option	of Option
		Target	Maximum	Stock	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(1)	(#)	(#)(2)	($/Share)(3)	($)(4)

Ryuji Ueno, M.D., Ph.D., Ph.D.	07/10/2008	270,000	405,000	—	—	—	—
Brad E. Fackler	07/10/2008	84,084	126,126	—	—	—	—
Gayle R. Dolecek, P.D.	07/10/2008	62,445	93,668	—	—	—	—
Mariam E. Morris	07/10/2008	69,300	103,950	—	—	—	—
Jan Smilek	07/10/2008	53,000	79,500	—	—	—	—
	03/20/2008	—	—	—	15,000	9.74	81,900
Stanley G. Miele	07/10/2008	56,808	85,212	—	—	—	—

(1)	These columns reflect the target amount and the maximum amount, representing 150% of the target amount, of each executive’s potential cash incentive bonus for 2008. The actual amounts of these cash incentive bonuses, which were paid in March 2009, are reflected in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table.

(2)	These options vest 25% on March 20, 2009, 25% on March 20, 2010, 25% on March 20, 2011 and 25% on March 20, 2012.

(3)	The exercise price of these options was equal to the closing price of our class A common stock on March 20, 2008. These options were granted under our 2006 Stock Incentive Plan.

(4)	The assumptions used in valuing the options we granted during 2008 are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. This column reflects the full amount we will record under FAS 123R as stock-based compensation in our financial statements in connection with these options over the entire term of the options. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

Outstanding Equity Awards

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2008. All of these options were granted either under our 2001 Stock Incentive Plan or our 2006 Stock Incentive Plan. Our named executive officers did not hold restricted stock or other stock awards at the end of 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Number of Shares of Class A
	Common Stock Underlying
	Unexercised Options				Option Exercise
	Exercisable		Unexercisable		Price	Option
Name	(#)		(#)		($)	Expiration Date

Ryuji Ueno, M.D., Ph.D., Ph.D.	68,000		—		11.00	05/01/2011
	30,000		30,000	(1)	15.54	12/11/2012
	10,000		10,000	(1)	14.12	12/11/2017
Brad E. Fackler	68,000		—		10.00	05/01/2016
	15,000		15,000	(1)	14.12	12/11/2017
Gayle R. Dolecek, P.D.	127,500	(4)	—		5.85	03/31/2015
	42,500		—		10.00	05/01/2016
	6,000		6,000	(1)	14.12	12/11/2017
Mariam E. Morris	10,000		10,000	(2)	14.12	04/30/2009
Jan Smilek	—		15,000	(3)	9.74	03/20/2018
Stanley G. Miele	10,000		10,000	(1)	14.12	12/11/2017

(1)	These options vest 33 1/3% on December 11, 2009 and 33 1/3% on December 11, 2010.

(2)	These options will be cancelled on April 30, 2009 pursuant to our severance agreement with Ms. Morris.

(3)	These options vest 25% on March 20, 2009, 25% on March 20, 2010, 25% on March 20, 2011 and 25% on March 20, 2012.

(4)	These options were originally granted to Dr. Dolecek in his capacity as a consultant to our company before he became an employee of our company.

Option Exercises and Stock Vesting

The following table sets forth information regarding stock option exercises by our named executive officers during 2008. None of our named executives officers held restricted stock or other stock awards, or had any such awards vest, during 2008.

	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	—	$—
Brad E. Fackler	—	—
Gayle R. Dolecek, P.D.	—	—
Mariam E. Morris	19,880	14,772
Jan Smilek	—	—
Stanley G. Miele	—	—

Potential Payments upon Termination or Change of Control

Our named executive officers are entitled to specified benefits in the event of the sale or merger of our company or the termination of their employment under some circumstances. These benefits as of December 31, 2008 were the following:

•	In the event that our company is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, or in the event of the death of the executive, all then unvested restricted stock and stock options issued to him or her shall immediately vest.

•	Upon termination or non-renewal by us of the executive’s employment without cause or upon the disability of the executive, or upon termination by the executive for specified good reasons, including diminution of authority and duties, the executive will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary and to receive reimbursement for the cost of continued health insurance coverage for a specified period of months. In these circumstances, Dr. Ueno will be entitled to receive a lump sum severance payment equal to 24 months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of 18 months after termination. Our other executives will be entitled to receive a lump sum severance payment equal to six months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of six months after termination.

•	If the executive is terminated other than for cause within 18 months after a change in control of our company, he or she will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary. Dr. Ueno will be entitled to receive a lump sum severance payment equal to 48 months of his base salary and other executives will receive a lump sum equal to twelve months of their base salary.

The payment of severance benefits to an executive is, in all cases, conditioned upon our receipt of a release of claims from the executive.

Potential Benefits upon Sale of Our Company or Executive’s Death.  The following table sets forth an estimate of the benefits that our named executive officers would be entitled to receive assuming that our company was acquired, was the non-surviving party in a merger or sold all or substantially all of its assets, or upon the death of the executive, in each case assuming that the applicable triggering event occurred as of December 31, 2008.

	Option Shares as
	to Which Vesting	Value of Option
Name	Accelerated(1)	Acceleration(2)

Ryuji Ueno, M.D., Ph.D., Ph.D.	30,000	$—
Brad E. Fackler	15,000	—
Gayle R. Dolecek, P.D.	6,000	—
Mariam E. Morris	—	—
Jan Smilek	15,000	—
Stanley G. Miele	15,100	—

(1)	Reflects shares as to which options were unvested at December 31, 2008.

(2)	Based on the number of shares as to which options were unvested at December 31, 2008 multiplied by the difference between $5.75, the closing price per share at December 31, 2008, and the per share exercise price of each option. Because the closing price per share at December 31, 2008 was less than the per share exercise price of each option, the value in each case is zero.

Potential Benefits upon Termination Without Cause, Upon Disability or With Good Reason.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we had terminated the executive’s employment without cause, other than within 18 months after a change of control as discussed in the following table, or upon the disability of the executive, or the executive terminated his or her employment with good reason, in each case assuming that the applicable triggering event occurred as of December 31, 2008.

	Lump Sum
	Severance	Value of Benefit
	Payment(1)	Continuation(2)
Name	($)	($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	1,080,000	18,100
Brad E. Fackler	120,120	6,037
Gayle R. Dolecek, P.D.	125,000	—
Mariam E. Morris	—	—
Jan Smilek	107,500	8,766
Stanley G. Miele	100,000	3,150

(1)	Represents 24 months of salary for Dr. Ueno and six months of salary for others, based on the salary in effect as of December 31, 2008.

(2)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2008.

Potential Benefits upon Termination Without Cause Following a Change of Control.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we, or a successor to our company, had terminated the executive’s employment without cause as of December 31, 2008 and that such termination had occurred within 18 months after a prior change of control of our company.

	Severance	Value of Benefit
	Payment(1)	Continuation(2)
Name	($)	($)

Ryuji Ueno, M.D., Ph.D., Ph.D.	2,160,000	18,110
Brad E. Fackler	240,240	6,037
Gayle R. Dolecek, P.D.	250,000	—
Mariam E. Morris	—	—
Jan Smilek	215,000	8,766
Stanley G. Miele	200,000	3,150

(1)	Represents 48 months of salary for Dr. Ueno and 12 months of salary for others, based on the salary in effect as of December 31, 2008.

(2)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2008.

Board of Directors Compensation

In 2008, we paid each of our directors who is not an employee of, or a spouse of an employee of our company, whom we refer to as our non-employee directors, an annual retainer of $60,000 for service as a director. Each non-employee director also received a fee of $1,000 for each meeting of the full board of directors or any committee of the board of directors attended by such non-employee director. We reimbursed each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. We also paid an annual retainer of $5,000 to the chair of the audit committee, $3,000 to the chairs of each of the compensation committee and the nominating and corporate governance committee and $10,000 to the lead independent director. In establishing the levels of cash compensation included in our 2008 director compensation program, our board of directors took into consideration the absence of any equity element of that program and the amount of time commitment necessary to serve as a director of a public company.

The following table sets forth information regarding the compensation of our directors in the year ended December 31, 2008. Directors who are also employees of our company are not included in this table because they were not separately compensated for their service as directors. Our other directors received compensation only in the form of cash fees and held no stock options or other stock awards at December 31, 2008.

2008 Director Compensation

	Fees Earned or
	Paid in Cash	Total
Name	($)(1)	($)

Anthony C. Celeste	77,800	77,800
Andrew J. Ferrara(2)	35,500	35,500
Michael J. Jeffries(3)	45,300	45,300
Timothy I. Maudlin	89,500	89,500
Hidetoshi Mine(3)	34,300	34,300
V. Sue Molina	92,000	92,000
John C. Wright(4)	76,900	76,900

(1)	Reflects fees earned for services rendered in 2008.

(2)	Mr. Ferrara joined our board of directors in July 2008.

(3)	Mr. Jeffries and Mr. Mine left our board of directors in June 2008.

(4)	Mr. Wright joined our board of directors in February 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2008 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2001 Stock Incentive Plan and 2006 Stock Incentive Plan and our 2006 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon		Compensation Plans
	Exercise of	Weighted-Average	(Excluding
	Outstanding	Exercise Price of	Securities
	Options, Warrants	Outstanding Options,	Reflected in Column
	and Rights	Warrants and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders:
2001 Stock Incentive Plan	455,600	$10.34	—
2006 Stock Incentive Plan	275,000	13.86	8,225,000
2006 Employee Stock Purchase Plan	—	—	4,248,549
Equity compensation plans not approved by stockholders:
None	—	—	—

	730,600	$11.66	12,473,549

Compensation Committee Interlocks and Insider Participation

During 2008, the members of our compensation committee were Ms. Molina, Mr. Celeste and Mr. Jeffries through May 2008. John Wright joined the compensation committee following the departure of Mr. Jeffries from our board of directors. Following the appointment of Andrew J. Ferrara to our board of directors, he joined the compensation committee replacing Mr. Celeste in July 2008. No member of our compensation committee was at any time during 2008, or formerly, an officer or employee of Sucampo or any subsidiary of Sucampo, and no member of our compensation committee had any relationship with Sucampo during 2008 requiring disclosure under Item 404 of Regulation S-K.

During 2008, none of our executive officers served as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Sucampo Pharmaceuticals, Inc.

V. Sue Molina, Chair
Andrew J. Ferrara
John C. Wright

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors and audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for the year ended December 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, incurred for each of the last two fiscal years for audit and other services.

	Year Ended December 31,
	2008	2007

Fee Category
Audit fees(1)	$993,627	$1,141,179
Audit-related fees(2)	37,150	15,881
Tax fees(3)	—	108,000
All other fees(4)	1,500	1,500

Total fees	$1,032,277	$1,266,560

(1)	Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements for the years ended December 31, 2008 and 2007, and for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q or in our registration statement on Form S-1, as amended, which we filed in connection with our initial public offering completed in August 2007.

(2)	Audit-related fees consist of fees for services associated with our preparation for Section 404 of the Sarbanes-Oxley Act of 2002 and other consultations regarding SEC filings.

(3)	Tax fees consist of fees for services associated with the acquisition of our affiliates, Sucampo Pharma Europe, Ltd. and Sucampo Pharma, Ltd., and a research and experimentation tax credit study.

(4)	All other fees include the cost of an online technical accounting and reporting research tools.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies and procedures generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee.

All fees for services provided by PricewaterhouseCoopers LLP during 2008 and 2007 were pre-approved by the audit committee in accordance with the pre-approval policy and procedures described above.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2008, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except as disclosed in this paragraph. John C Wright, a member of our board of directors, filed his initial Form 3 70 days after its due date of February 25, 2008. Stanley G. Miele, an executive officer, filed his initial Form 3 seven days after its due date of October 16, 2008.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by the company. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2010 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Sucampo Pharmaceuticals, Inc., Attn: Corporate Secretary, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814, no later than December 28, 2009. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Following the second anniversary of the completion of our initial public offering, stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

By Order of the Board of Directors,

Susan Bach
Corporate Secretary

Bethesda, Maryland
April 14, 2009

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

	1.	Election of Directors
			For	Withhold
		01 – Ryuji Ueno	☐	☐
		02 – Anthony C. Celeste	☐	☐
		03 – Andrew J. Ferrara	☐	☐
		04 – Gayle R. Dolecek	☐	☐
		05 – John C. Wright	☐	☐
		06 – Sachiko Kuno	☐	☐
		07 – Timothy I. Maudlin	☐	☐

	2.	Approve PricewaterhouseCoopers LLP as Sucampo Pharmaceuticals, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009	For ☐	Against ☐	Abstain ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

B.	Non-Voting Items
Change of Address – Please print new address below.

C.	Authorized Signatures
This section must be completed for your vote to be counted – Date and sign below.

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear, both should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof, whose title should be given.

Date (mm/dd/yyyy) — Please print date below.

	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sucampo Pharmaceuticals, Inc.

Notice of 2009 Annual Meeting of Stockholders—May 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUCAMPO PHARMACEUTICALS, INC.
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 28, 2009 and the Proxy Statement and appoints Jan Smilek and Susan A. Bach and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of class A common stock or class B common stock of Sucampo Pharmaceuticals, Inc., which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2009 Annual Meeting of Stockholders to be held at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND A VOTE FOR PROPOSAL 2. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.
(Items to be voted appear on reverse side.)
SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.